Exhibit (a)(1)(i)

Offer to Purchase for Cash
by
TRANS WORLD ENTERTAINMENT CORPORATION
of
Up to $25,000,000 in value of Shares of its Common Stock
At a Purchase Price Not Less Than $4.50 and Not More Than $5.10 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 29, 2013, UNLESS WE
EXTEND OR WITHDRAW THE TENDER OFFER.

Trans World Entertainment Corporation, a New York corporation (“we,” “us” or the “Company”), invites its shareholders to tender up to $25,000,000 in value of shares of its common stock, $0.01 par value per Share (the “Shares”), for purchase by the Company at a price not less than $4.50 and not more than $5.10 per Share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO (collectively, as they may be amended or supplemented from time to time, the “Tender Offer Materials”). The terms and conditions set forth in the Tender Offer Materials collectively constitute the “Tender Offer.” Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Tender Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not less than $4.50 and not more than $5.10 per Share (in increments of $0.05), that will allow us to purchase $25,000,000 in value of Shares, or such lesser value of Shares if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $25,000,000 in value of Shares (the price as so determined, the “Purchase Price”). We will purchase at the Purchase Price all Shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the Tender Offer, including the proration provisions. We will not purchase Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase under the terms of the Tender Offer because of the Tender Offer proration and priority provisions. Shares tendered but not purchased in the Tender Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Tender Offer. See Section 1.

We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.

At the maximum Purchase Price of $5.10 per Share, we would purchase 4,901,960 Shares if the Tender Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Shares as of June 26, 2013. At the minimum Purchase Price of $4.50 per Share, we would purchase 5,555,555 Shares if the Tender Offer is fully subscribed, which would represent approximately 16.8% of the issued and outstanding Shares as of June 26, 2013.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our Shares are listed and traded on the NASDAQ Global Select Market (the “NASDAQ”) under the trading symbol “TWMC.” On June 26, 2013, the last full trading day prior to the announcement of the Tender Offer, the last reported sale price of the Shares was $4.94 per Share. You are urged to obtain current market quotations for the Shares. See Section 8.

OUR BOARD OF DIRECTORS (OTHER THAN ROBERT J. HIGGINS, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WHO DID NOT PARTICIPATE IN ANY OF THE BOARD’S DECISIONS REGARDING THE TENDER OFFER) HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER, AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. CERTAIN OF OUR DIRECTORS (OTHER THAN ROBERT J. HIGGINS) HAVE INDICATED THEY WILL TENDER AN AGGREGATE OF UP TO 170,000 OF THEIR SHARES IN THE TENDER OFFER. OUR EXECUTIVE OFFICERS (OTHER THAN ROBERT J. HIGGINS) HAVE INDICATED THEY DO NOT INTEND TO TENDER SHARES IN THE TENDER OFFER. ROBERT J. HIGGINS, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WHO BENEFICIALLY OWNED 51.8% OF OUR SHARES AS OF JUNE 26, 2013, HAS INFORMED US THAT HE HAS NOT DETERMINED WHETHER HE WILL TENDER ANY SHARES IN THE TENDER OFFER. IF MR. HIGGINS DOES NOT TENDER ANY SHARES IN THE TENDER OFFER AND SHAREHOLDERS TENDER $25,000,000 IN VALUE OF SHARES AT $4.50 PER SHARE, MR. HIGGINS’ BENEFICIAL OWNERSHIP WOULD INCREASE TO 62.3%. SEE SECTION 11.

The Dealer Manager for the Tender Offer:
Well Fargo Securities, LLC
Offer to Purchase dated July 1, 2013

IMPORTANT

If you want to tender all or some of your Shares, you must do one of the following before the Tender Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your Shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Tender Offer, at its address shown on the Letter of Transmittal;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested stock options, you may exercise your options and tender any of the Shares issued upon exercise.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below), you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to Wells Fargo Securities, LLC, the Dealer Manager for the Tender Offer, or to Georgeson Inc., the Information Agent for the Tender Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Tender Offer Materials may be directed to the Information Agent.

We are not making this Tender Offer to, and will not accept any tendered Shares from, shareholders in any U.S. state where it would be illegal to do so. However, we may, in our discretion, take any actions necessary for us to make this Tender Offer to shareholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

We are offering to purchase your Shares. See Section 1.

What will the purchase price for the Shares be?

We are conducting an offer by means of a modified “Dutch auction” to purchase for cash, upon the terms and subject to the conditions of the Tender Offer, up to $25,000,000 in value of Shares of our common stock pursuant to auction tenders at prices specified by the tendering shareholders of not less than $4.50 and not more than $5.10 per Share (in increments of $0.05), less any applicable withholding taxes and without interest, for each Share of common stock we purchase pursuant to the Tender Offer. The low end of the price range represents a 13% premium and the high end of the price range represents a 28% premium, to the average closing price per Share for the Company’s common stock for the last 120 days. We will determine the Purchase Price as promptly as practicable after the Tender Offer expires. We will select the lowest purchase price, not less than $4.50 and not more than $5.10 per Share, that will allow us to purchase $25,000,000 in value of Shares, or such lesser number of Shares if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $25,000,000 in value of Shares. All Shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different shareholders in the Tender Offer. See Section 1.

What will be the form of payment of the Purchase Price?

If your Shares are purchased in the Tender Offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your Shares that we purchase pursuant to the Tender Offer. We will pay the Purchase Price promptly after the expiration of the Tender Offer period. See Section 5.

How many Shares will the Company purchase?

We will purchase up to $25,000,000 in value of Shares in the Tender Offer, or such lesser number of Shares if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $25,000,000 in value of Shares. At the maximum Purchase Price of $5.10 per Share, we would purchase 4,901,960 Shares if the Tender Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Shares as of June 26, 2013. At the minimum Purchase Price of $4.50 per Share, we would purchase 5,555,555 Shares if the Tender Offer is fully subscribed, which would represent approximately 16.8% of the issued and outstanding Shares as of June 26, 2013. If more than $25,000,000 in value of Shares is tendered, all Shares tendered will be purchased on a pro rata basis. The Tender Offer is not conditioned on any minimum number of Shares being tendered. See Section 7.

We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.

How will the Company pay for the Shares?

We will use our available cash on hand to purchase Shares tendered in the Tender Offer and to pay all related expenses. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Tender Offer expires. The Tender Offer will expire on July 29, 2013, at 12:00 Midnight, New York City time, unless we extend or withdraw the Tender Offer (such time and date as they may be extended, the “Expiration Date”). We may choose to extend the Tender Offer for any reason. We cannot assure you that the Tender Offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that such nominee has an earlier deadline for accepting the Tender Offer.

Can the Tender Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Tender Offer in our sole discretion. If we extend the Tender Offer, we will delay the acceptance of any Shares that have been tendered. We can terminate the Tender Offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the Tender Offer. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Tender Offer?

In determining to proceed with the Tender Offer, our Board of Directors considered a broad range of factors, including our current cash balances, anticipated cash flows from operations, future capital requirements, the current and historical market prices of our Shares, the trading volume of the Shares, the likelihood that repurchasing Shares would be accretive to our earnings and improve returns on equity, alternative methods of returning capital to shareholders, including the payment of one-time and regular dividends, and the attractiveness of the Tender Offer to our shareholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, the Board of Directors determined that it is in the best interests of the Company to repurchase the Shares and that at this time the Tender Offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our shareholders. In particular, our Board of Directors believes the modified “Dutch auction” Tender Offer set forth in this Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their Shares at a price selected by them within the specified range. Conversely, the Tender Offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results. In addition, our Board of Directors believes the Tender Offer permits shareholders desiring liquidity to reduce their holdings at a time when the Company’s stock price is at or near a five-year high and permits remaining shareholders to benefit from increased future earnings per share.

Are there any conditions to the Tender Offer?

Yes. Our obligation to accept and pay for your tendered Shares depends on a number of conditions, including:

•

No legal action shall have been threatened, instituted or pending that challenges or relates to the Tender Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase up to $25,000,000 in value of Shares in the Tender Offer.

•

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

•

No decline in the market price for our Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on June 26, 2013, shall have occurred.

•

No tender or exchange offer for any or all of our Shares (other than this Tender Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction.

•

No determination shall have been made by us that the consummation of the Tender Offer and the purchase of Shares will cause the Shares to be (1) held of record by less than 300 persons or (2) delisted from the NASDAQ or eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

No determination shall have been made by us that the consummation of the Tender Offer and the purchase of Shares will materially impair our ability to use our net operating loss, which was approximately $153.4 million as of February 2, 2013.

The Tender Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Tender Offer, will the Company continue as a public company?

The completion of the Tender Offer in accordance with its conditions will not cause the Company to be delisted from the NASDAQ or to no longer be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

How do I tender my Shares?

To tender your Shares, prior to the Expiration Date:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your Shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

•

if you are an institution participating in the Depository Trust Company, which we refer to as the “Book-Entry Transfer Facility,” tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

How do holders of vested stock options for Shares participate in the Tender Offer?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and agreements and tender the Shares received upon such exercise in accordance with this Tender Offer. If you executed a broker-assisted exercise of an option to pay the applicable exercise price and tax withholding, you will only be able to tender the net Shares that you hold after settlement of the exercise and any applicable withholding taxes.

Can I change my mind after I have tendered Shares in the Tender Offer?

Yes. You may withdraw any Shares you have tendered at any time before the Expiration Date. If we have not accepted for payment the Shares you have tendered to us by 12:00 Midnight, New York City time, on August 26, 2013 (the fortieth business day following July 1, 2013), you may also withdraw your Shares at that time. See Section 4.

How do I withdraw Shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will you purchase the tendered Shares?

We will purchase Shares:

•

first, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, from all shareholders who properly tender Shares and do not properly withdraw them before the Expiration Date; and

•

second, only if necessary to permit us to purchase $25,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and regulation) from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

See Section 6. Therefore, we may not purchase all of the Shares that you tender.

Has the Company or its Board of Directors adopted a position on the Tender Offer?

Our Board of Directors (other than Robert J. Higgins, our Chairman and Chief Executive Officer, who did not participate in any of the Board’s decisions regarding the Tender Offer) has approved the Tender Offer. However, none of the Company, our Board of Directors or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. We cannot predict the way in which our stock will trade after expiration of the Tender Offer, and it is possible that our stock price will trade above the Tender Offer price after expiration of the offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price at which you choose to tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase, in the related Letter of Transmittal and in the other Tender Offer Materials.

Will the Company’s directors and executive officers tender Shares in the Tender Offer?

Certain of our directors (other than Robert J. Higgins) have indicated that they will tender an aggregate of up to 170,000 of their Shares in the Tender Offer. Our executive officers (other than

Robert J. Higgins) have indicated they do not intend to tender Shares in the Tender Offer. Robert J. Higgins, our Chairman and Chief Executive Officer, who beneficially owned 51.8% of our Shares as of June 26, 2013, has informed us that he has not determined whether he will tender any Shares in the Tender Offer. If Mr. Higgins does not tender any Shares in the Tender Offer and shareholders tender $25,000,000 in value of Shares at $4.50 per Share, Mr. Higgins’ beneficial ownership would increase to 62.3%.

If I decide not to tender, how will the Tender Offer affect my Shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the Tender Offer.

In the fourth quarter of the fiscal year ended February 2, 2013, we declared and paid a special cash dividend of $0.47 per Share, the first dividend in the Company’s history. This was a one-time special dividend, and we cannot guarantee any future dividends. In connection with the lender consent the Company received to permit the Tender Offer, the Company has agreed not to make any further restricted payments for the remainder of the fiscal year ending February 1, 2014.

When and how will the Company pay for the Shares I tender?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for each of the Shares we purchase promptly after the expiration of the Tender Offer and the acceptance of the Shares for payment, by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is a recent market price for the Shares?

On June 26, 2013, the last full trading day prior to the announcement of the Tender Offer, the last reported sale price on the NASDAQ was $4.94 per Share. You are urged to obtain current market quotations for the Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders Shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 15.

Does the Company intend to repurchase any Shares other than pursuant to the Tender Offer during or after the Tender Offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Tender Offer, until at least ten business days after the expiration of the Tender Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the Expiration Date, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Tender Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Tender Offer.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender. The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. You should consult your tax advisor regarding the U.S. federal income tax consequences of the Tender Offer to you. See Section 13.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?

The Dealer Manager and the Information Agent can help answer your questions. The Dealer Manager is Wells Fargo Securities, LLC and the Information Agent is Georgeson. Inc. Their contact information is set forth on the back cover page of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference herein and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. Forward-looking statements are predictive in nature and can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would,” or the negative of these terms or other comparable terminology. Statements concerning projections, future performance developments, events, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. Such statements include, but are not limited to, those relating to the effects of growth, our principal investing activities, levels of assets under management and our current equity capital levels. Forward-looking statements involve risks and uncertainties. You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to:

•	new product introductions;

•	accelerated declines in compact disc and DVD industry sales;

•	the highly competitive nature of the retail entertainment business;

•	new technology, including digital downloading;

•	competitive pricing;

•	current economic conditions;

•	dependence on key employees and the ability to hire new employees;

•	the Company’s level of debt and related restrictions and limitations;

•	future cash flows;

•	availability of real estate;

•	vendor terms;

•	interest rate fluctuations;

•	adverse publicity;

•	product liability claims; and

•	changes in laws.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended February 2, 2013, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the Securities and Exchange Commission (the “Commission”), for a more detailed discussion of these risks and uncertainties and other factors. Any forward-looking statements should be read and interpreted together with these and other filings. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements. Except as required by law, Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTRODUCTION

To the Holders of our Common Stock:

We invite our shareholders to tender Shares of our common stock, $0.01 par value per Share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase, in the related Letter of Transmittal and in the other Tender Offer Materials, we are offering to purchase up to $25,000,000 in value of Shares at a price not less than $4.50 and not more than $5.10 per Share (in increments of $0.05), less any applicable withholding taxes and without interest.

The Purchase Price will be the lowest purchase price of not less than $4.50 and not more than $5.10 per Share (in increments of $0.05) that will allow us to purchase $25,000,000 in value of Shares, or such lesser number of Shares properly tendered and not properly withdrawn. We will purchase at the Purchase Price all Shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn. We will not purchase Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase because of the proration and priority provisions (if more than the number of Shares we seek are properly tendered and not properly withdrawn).

All Shares acquired in the Tender Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price, and we will only purchase Shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all Shares properly tendered and not properly withdrawn. Shares not purchased in the Tender Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Tender Offer. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.

The Tender Offer will expire at 12:00 Midnight, New York City time, on July 29, 2013 unless we, in our sole discretion, extend the period of time in which the Tender Offer will remain open (such time and date, as they may be extended, the “Expiration Date”).

In determining to proceed with the Tender Offer, our Board of Directors considered a broad range of factors, including our current cash balances, anticipated cash flows from operations, future capital requirements, the current and historical market prices of our Shares, the likelihood that repurchasing Shares would be accretive to our earnings and improve returns on equity, the trading volume of the Shares, alternative methods of returning capital to shareholders, including the payment of one-time and regular dividends, and the attractiveness of the Tender Offer to our shareholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, the Board of Directors determined that it is in the best interests of the Company to repurchase Shares of its common stock and that at this time the Tender Offer is a prudent and effective way to do so and to provide value to our shareholders. In particular, our Board of Directors believes the modified “Dutch auction” Tender Offer set forth in this Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their Shares at a price selected by them within a specified range. Conversely, the Tender Offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board of Directors believes the Tender Offer permits shareholders desiring liquidity the opportunity to reduce their holdings at a time when the Company’s stock price is at or near a 5 year high and permits remaining shareholders to benefit from increased future earnings per share.

Tendering shareholders will not be obligated to pay brokerage commissions or, subject to the instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Tender Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders Shares on your behalf, such nominee may charge you a fee for doing so.

The Tender Offer is not conditioned upon any minimum number of Shares being tendered. The Tender Offer is, however, subject to certain other conditions. See Section 7.

OUR BOARD OF DIRECTORS (OTHER THAN ROBERT J. HIGGINS, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WHO DID NOT PARTICIPATE IN ANY OF THE BOARD’S DECISIONS REGARDING THE TENDER OFFER) HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. CERTAIN OF OUR DIRECTORS (OTHER THAN ROBERT J. HIGGINS) HAVE INDICATED THEY WILL TENDER AN AGGREGATE OF UP TO 170,000 OF THEIR SHARES IN THE TENDER OFFER. OUR EXECUTIVE OFFICERS (OTHER THAN ROBERT J. HIGGINS) HAVE INDICATED THEY DO NOT INTEND TO TENDER SHARES IN THE TENDER OFFER. ROBERT J. HIGGINS, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WHO BENEFICIALLY OWNED 51.8% OF OUR SHARES AS OF JUNE 26, 2013, HAS INFORMED US THAT HE HAS NOT DETERMINED WHETHER HE WILL TENDER ANY SHARES IN THE TENDER OFFER. IF MR. HIGGINS DOES NOT TENDER ANY SHARES IN THE TENDER OFFER AND SHAREHOLDERS TENDER $25,000,000 IN VALUE OF SHARES AT $4.50 PER SHARE, MR. HIGGINS’ BENEFICIAL OWNERSHIP WOULD INCREASE TO 62.3%. SEE SECTION 11.

If, at the Expiration Date, more than $25,000,000 in value of Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law and regulation) are properly tendered and not properly withdrawn, we will buy Shares in the following order of priority:

•	first, on a pro rata basis from all other shareholders who properly tender Shares, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•

second, only if necessary to permit us to purchase $25,000,000 in value of Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law and regulation) from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased in the Tender Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, we may not purchase all of the Shares tendered pursuant to the Tender Offer. See Section 1, Section 5 and Section 6 for additional information concerning priority, proration and conditional tender procedures, respectively.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for each Share purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the related Letter of Transmittal, stock transfer taxes, on our purchase of Shares pursuant to the Tender Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) or Form W-8 may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding.

See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the Tender Offer.

As of June 26, 2013, we had 33,063,582 Shares issued and outstanding. At the maximum Purchase Price of $5.10 per Share, we would purchase 4,901,960 Shares if the Tender Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Shares as of June 26, 2013. At the minimum Purchase Price of $4.50 per Share, we would purchase 5,555,555 Shares if the Tender Offer is fully subscribed, which would represent approximately 16.8% of the issued and outstanding Shares as of June 26, 2013. The Shares are listed and traded on the NASDAQ. On June 26, 2013, the last full trading day prior to the announcement of the Tender Offer, the last reported sale price of the Shares was $4.94 per Share. See Section 8. Stockholders are urged to obtain current market quotations for the Shares.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to $25,000,000 in value of Shares of our common stock, or such lesser number of Shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price determined by us of not less than $4.50 and not more than $5.10 per Share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the Tender Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements.

If the Tender Offer is oversubscribed as described below, Shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

If we:

•

increase the maximum price to be paid above $5.10 per Share or decrease the price to be paid below $4.50 per Share or otherwise change the price range at which we are offering to purchase Shares in the Tender Offer;

•	increase the value of Shares being sought in the Tender Offer and such increase in the value of Shares being sought exceeds 2% of our outstanding Shares; or

•	decrease the value of Shares being sought; and

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any change to the price range is first published, sent or given in the manner specified in Section 14, the Tender Offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

In accordance with the instructions to the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not less than $4.50 and not more than $5.10 per Share (in increments of $0.05), at which they are willing to sell their Shares to the Company.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All Shares tendered and not purchased pursuant to the Tender Offer, including Shares not purchased because of proration and conditional tender provisions, will be returned to the tendering shareholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the Book- Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

If Shares having an aggregate value of less than $25,000,000 are properly tendered and not properly withdrawn, or such greater value as we may elect to purchase, subject to applicable law and regulation, we will, upon the terms and subject to the conditions of the Tender Offer, purchase all Shares so tendered.

Priority of Purchases. Upon the terms and subject to the conditions of the Tender Offer, if more than $25,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and regulation) have been properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase properly tendered Shares on the basis set forth below:

•

first, subject to the conditional tender provisions described in Section 6, we will purchase all Shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below; and

•

second, only if necessary to permit us to purchase $25,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and regulation), Shares conditionally tendered (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, all of the Shares that a shareholder tenders in the Tender Offer may not be purchased. It is also possible that none of the Shares conditionally tendered will be purchased.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Tender Offer until two business days after the Expiration Date because of the difficulty in determining the number of Shares properly tendered, including Shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Dealer Manager or the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Tender Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. In determining to proceed with the Tender Offer, our Board of Directors considered a broad range of factors, including our current cash balances, anticipated cash flows from operations, future capital requirements, the current and historical market prices of our Shares, the likelihood that repurchasing Shares of our common stock would be accretive to our earnings and improve returns on equity, the trading volume of the Shares, alternative methods of returning capital to shareholders, including the payment of one-time and regular dividends, and the attractiveness of the Tender Offer to our shareholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, the Board of Directors determined that it is in the best interests of the Company to repurchase Shares of its common stock and that at this time the Tender Offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our shareholders. In particular, our Board of Directors believes the modified “Dutch auction” Tender Offer set forth in this Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their Shares at a price selected by them within a specified range. Conversely, the Tender Offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board of Directors believes the Tender Offer permits shareholders desiring liquidity to reduce their holdings at a time when the Company’s stock price is at or near a five-year high and permits remaining shareholders to benefit from increased future earnings per share. Our Board of Directors (other than Robert J. Higgins, our Chairman and Chief Executive Officer, who did not participate in any of the Board’s decisions regarding the Tender Offer) has approved the Tender Offer. However, none of the Company, our Board of Directors or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender, or at what price you choose to tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase, in the related Letter of Transmittal and in the other Tender Offer Materials. Certain of our directors (other than Robert J. Higgins) have indicated that they will tender an aggregate of up to 170,000 of their Shares in the Tender Offer. Our executive officers (other than Robert J. Higgins) have indicated they do not intend to tender Shares in the Tender Offer. Robert J. Higgins, our Chairman and Chief Executive Officer, who beneficially owned 51.8% of our Shares as of June 26, 2013, has informed us that he has not determined whether he will tender any Shares in the Tender Offer. If Mr. Higgins does not tender any Shares in the Tender Offer and shareholders tender $25,000,000 in value of Shares at $4.50 per Share, Mr. Higgins’ beneficial ownership would increase to 62.3%. See Section 11.

Certain Effects of the Tender Offer. As of June 26, 2013, we had 33,063,582 Shares of our common stock issued and outstanding. At the maximum Purchase Price of $5.10 per Share, we would purchase 4,901,960 Shares if the Tender Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Shares as of June 26, 2013. At the minimum Purchase Price of $4.50 per Share, we would purchase 5,555,555 Shares if the Tender Offer is fully subscribed, which would represent approximately 16.8% of the issued and outstanding Shares as of June 26, 2013. Stockholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

The Tender Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Tender Offer. In addition, the Tender Offer will increase the proportional ownership of our officers and directors who are not participating in the Tender Offer and any other shareholders who do not participate or participate only in part in the Tender Offer.

The Shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Tender Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

We currently intend to cancel and retire Shares purchased pursuant to the Tender Offer. Such Shares will return to the status of authorized and unissued Shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law and regulation or the rules of the NASDAQ. We have no current plans for the issuance of Shares purchased in this Tender Offer.

We may, in the future, decide to purchase additional Shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the

Tender Offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Tender Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our indebtedness or our capitalization;

•

any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase Shares and the vesting and/or settlement of outstanding restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Tender Offer:

•

the certificates for the Shares or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for Shares tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each shareholder desiring to tender Shares in the Tender Offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in multiples of $0.05) at which they are tendering Shares or (2) “Shares Tendered at Price Determined Pursuant

to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the Tender Offer.

A shareholder who desires to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which such shareholder tenders Shares, provided that a shareholder may not tender the same Shares (unless properly withdrawn previously in accordance with Section 4) at more than one price.

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Book-Entry Delivery. The Depositary has established an account with respect to the Shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the Tender Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including Share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” in the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the Share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Tender Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution; and

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•

the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Stock Options. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the Shares received upon such exercise in accordance with the Tender Offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net Shares held after settlement of the exercise and any applicable withholding taxes. See “Proper Tender of Shares” above. The exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise or conversion and tendered in the Tender Offer are not purchased in the Tender Offer for any reason.

U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, a portion of the gross proceeds payable to a shareholder or other payee pursuant to the Tender Offer must be withheld and remitted to the IRS, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or an exemption otherwise applies. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If a shareholder or other payee does not provide the Depositary with the correct taxpayer identification number, such shareholder or payee may be subject to penalties imposed by the IRS. Certain shareholders are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined in Section 13 below) to qualify as an exempt recipient, that Non- U.S. Holder must submit an original Form W-8BEN containing an original signature or other applicable original form, signed under penalties of perjury, attesting to that Non-U.S. Holder’s exempt status. Such applicable forms can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR FORM W-8 MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING FROM THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Gross proceeds payable pursuant to the Tender Offer to a Non-U.S. Holder or his or her agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such Non-U.S. Holder meets one of the Section 302 Tests described in Section 13 or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and the withholding was made at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the applicable withholding agent before the payment a properly completed and executed Form W-8BEN claiming such an exemption or reduction. Such form can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed Form W-8ECI claiming such exemption before payment is made. Such form can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Tender Constitutes an Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Tender Offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Tender Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (ii) the tender of Shares complies with Rule 14e-4 under the Exchange Act; and (iii) the tendered Shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Tender Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares. We reserve the right to reject any or all tenders of Shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered Shares are not purchased pursuant to the Tender Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Lost or Destroyed Certificates. Stockholders whose certificate or certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed may contact Computershare Inc., as Transfer Agent for our Shares, at (888) 245-5217 (toll free) or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificate may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. Withdrawal Rights.

Tenders of Shares made pursuant to the Tender Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on August 26, 2013, the fortieth business day after July 1, 2013, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Tender Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Tender Offer for any reason, then, without prejudice to our rights under the Tender Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Tender Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Tender Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares.

If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Tender Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Date, we will:

•

determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of Shares so tendered and the prices specified by the tendering shareholders; and

•

accept for payment and pay for, and thereby purchase, up to $25,000,000 in value of Shares, or such greater value of Shares as we may elect to purchase, subject to applicable law and regulation, properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date.

For purposes of the Tender Offer, we will be deemed to have accepted for payment and therefore purchased Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the proration and conditional tender provisions of the Tender Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Tender Offer.

We will pay for Shares purchased under the Tender Offer by depositing the aggregate purchase price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares, at our expense, promptly after the Expiration Date or termination of the Tender Offer. In addition, if certain events occur, we may not be obligated to purchase Shares under the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Tender Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6. Conditional Tender of Shares.

In the event of an oversubscription of the Tender Offer, Shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of Shares that must be purchased if any are to be purchased. We urge each shareholder to consult with his or her own financial and tax advisors.

After the Expiration Date, if more than $25,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and regulation) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total value of Shares to be purchased to fall below $25,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and regulation) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such value of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, and the payment for, Shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of Shares, if at any time on or after July 1, 2013 (or such earlier date as may be specified in the relevant condition), and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the Tender Offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Tender Offer or the acquisition of some or all of the Shares pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the Shares in the Tender Offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restricts or prohibits completion of the Tender Offer, (ii) delay or restrict our ability, or renders us unable, to accept for payment or pay for some or all of the Shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

(4) there shall have been a decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on June 26, 2013;

(5) a tender or exchange offer for any or all of the Shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the Tender Offer);

(6) the Company shall have determined that consummation of the Tender Offer and the purchase of Shares will cause the Shares to be (1) held of record by less than 300 persons or (2) delisted from the NASDAQ or otherwise cause the Shares to be eligible for deregistration under the Exchange Act; or

(7) the Company shall have determined that consummation of the Tender Offer and the purchase of Shares will materially impair its ability to use its net operating loss, which was approximately $153.4 million as of February 2, 2013.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the Tender Offer has expired, then all of the conditions to the Tender Offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Tender Offer. See Section 14.

8. Price Range of Shares; Dividends.

The Shares are listed and traded on the NASDAQ under the trading symbol “TWMC.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the Shares as reported on the NASDAQ.

	Market Price
	High	Low
2011
First Quarter	$1.94	$1.62
Second Quarter	2.11	1.64
Third Quarter	2.22	1.77
Fourth Quarter	2.54	1.98
2012
First Quarter	$2.50	$2.12
Second Quarter	3.10	2.20
Third Quarter	3.99	3.00
Fourth Quarter	3.90	3.36
2013
First Quarter	$4.40	$3.36
Second Quarter (through June 26, 2013)	4.94	4.27

On June 26, 2013, the last full trading day prior to the announcement of the Tender Offer, the last reported sale price of the Shares on the NASDAQ was $4.94 per Share. We urge shareholders to obtain current market quotations for the Shares before deciding whether to tender their Shares and at what price.

In the fourth quarter of the fiscal year ended February 2, 2013, we declared and paid a special cash dividend of $0.47 per Share, the first dividend in the Company’s history. This was a one-time special dividend, and we cannot guarantee any future dividends. The declaration and payment of any future dividends will be at the sole discretion of the Board of Directors.

9. Source and Amount of Funds.

If the Tender Offer is fully subscribed, we will purchase $25,000,000 in value of Shares in the Tender Offer. We expect to fund the purchase of Shares tendered in the Tender Offer and the payment of related fees and expenses from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

10. Certain Information Concerning Us.

General. Trans World Entertainment Corporation was incorporated in New York in 1972. We own 100% of the outstanding common stock of Record Town, Inc., through which our principal operations are conducted. The Company operates retail stores and three e-commerce sites and is one of the largest specialty retailers of entertainment products, including video, music, electronics, trend, video games and related products in the United States.

Our principal executive office is 38 Corporate Circle, Albany, New York 12203, and our telephone number is (518) 452-1242. Our internet address is www.twec.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the Tender Offer.

Such material and other information may be inspected at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended February 2, 2013
Quarterly Report on Form 10-Q	Quarter ended May 4, 2013
Current Reports on Form 8-K (filed)	February 5, 2013 and February 15, 2013 and July 1, 2013

We also incorporate by reference into this Offer to Purchase any additional documents we may file with the Commission between the date of this Offer to Purchase and the Expiration Date (other than any such documents that are deemed “furnished” rather than “filed”).

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You can also obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Trans World Entertainment Corporation, Attention: John Anderson, 38 Corporate Circle, Albany, New York 12203, (518) 452-1242. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

At the maximum Purchase Price of $5.10 per Share, we would purchase 4,901,960 Shares if the Tender Offer is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Shares as of June 26, 2013. At the minimum Purchase Price of $4.50 per Share, we would purchase 5,555,555 Shares if the Tender Offer is fully subscribed, which would represent approximately 16.8% of the issued and outstanding Shares as of June 26, 2013. As of June 26, 2013, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 17,864,493 Shares of our common stock, representing approximately 54.0% of our outstanding Shares. Certain of our directors (other than Robert J. Higgins) have indicated that they will tender an aggregate of up to 170,000 of their Shares in the Tender Offer. Our executive officers (other than Robert J. Higgins) have indicated they do not intend to tender Shares in the Tender Offer. Robert J. Higgins, our Chairman and Chief Executive Officer, who beneficially owned 51.8% of our Shares as of June 26, 2013, has informed us that he has not determined whether he will tender any Shares in the Tender Offer. If Mr. Higgins does not tender any Shares in the Tender Offer and shareholders tender $25,000,000 in value of Shares at $4.50 per Share, Mr. Higgins’ beneficial ownership would increase to 62.3%.

The following table shows, as of June 26, 2013, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class	Percent of Class After Tender Offer (Assuming We Purchase 5,555,555 Shares and Directors and Executive Officers Do Not Tender)
Robert Higgins	17,135,675	(2)	51.8%	62.3%
Isaac Kaufman	116,596		*	*
Robert E. Marks	3,750		*	*
Dr. Joseph G. Morone	124,088		*	*
Michael Nahl	19,120		*	*
Michael B. Solow	93,030		*	*
John Anderson	16,050		*	*
Bruce J. Eisenberg	306,184		*	1.1
Mike Manske	—		*	*
Steve Murray	50,000		*	*
All directors and executive officers as a group (10 persons)	17,864,493		54.0%	64.9%

*	Less than 1%.

(1)	Information is as of June 26, 2013, as provided by the holder and includes Shares that may be acquired within 60 days of June 26, 2013.

(2)

Includes 1,475,000 Shares that may be acquired within 60 days of June 26, 2013, 900,550 Shares owned by the wife of Robert J. Higgins and 137,500 Shares owned by a foundation controlled by Robert J. Higgins, and excludes 891,974 Shares owned by certain other family members of Robert J. Higgins who do not Share his residence. Mr. Higgins disclaims beneficial ownership with respect to those Shares owned by family members other than his wife.

Stockholders Beneficially Owning More Than 5%. The following table shows the number of Shares of our common stock beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class(1)
Lloyd I. Miller, III 4550 Gordon Drive Naples, Florida 34102	Common Stock	5,727,596(2)	17.3%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	Common Stock	2,448,928(3)	7.4%
Nantahala Capital Management, LLC 100 First Stamford Place, 2nd Floor Stamford, Connecticut 06902	Common Stock	1,946,888(4)	5.9%
Blue Shore Capital Management 101 Eisenhower Parkway Roseland, New Jersey 07068	Common Stock	1,609,396(5)	4.9%

(1)	Based on 33,063,582 Shares of the Company’s common stock outstanding as of June 26, 2013.

(2)	Based on Form 13G/A, filed February 14, 2012 by Lloyd Miller, III.

(3)	Based on Form 13G/A, filed February 11, 2013, by Dimensional Fund Advisors Inc.

(4)	Based on Form 13G/A, filed February 14, 2013 by Nantahala Capital Management, LLC.

(5)	Based on Form 13G, filed March 14, 2013 by Blue Shore Capital Management.

Transactions with Executive Officers, Directors and Other Related Persons. Robert J. Higgins, our Chairman, Chief Executive Officer and largest shareholder leases to the Company its 181,300 square foot distribution center/office facility in Albany, New York, under three capital leases that expire in the year 2015. The original distribution center/office facility was occupied in 1985.

Under the three capital leases, dated April 1, 1985, November 1, 1989 and September 1, 1998, the Company paid Mr. Higgins an annual rent of $2.3 million, $2.2 million and $2.2 million in Fiscal 2012, 2011 and 2010 respectively. Pursuant to the terms of the lease agreements, effective January 1, 2002 and every two years thereafter, rental payments will increase in accordance with the biennial increase in the Consumer Price Index. Under the terms of the lease agreements, the Company is responsible for property taxes, insurance and other operating costs with respect to the premises. During 2010, Mr. Higgins paid $0.8 million for principal and interest on his underlying indebtedness relating to the real property. Mr. Higgins does not have any future obligation for principal and interest. None of the leases contain any real property purchase options at the expiration of its term.

The Company leases one of its retail stores from Mr. Higgins under an operating lease. Annual rental payments under this lease were $40,000 in Fiscal 2012, 2011 and 2010. Under the terms of the lease, the Company pays property taxes, maintenance and a contingent rental if a specified sales level is achieved. No contingent rental was paid in Fiscal 2012, 2011, and 2010. Total additional charges for the store were approximately $6,400, $6,900 and $6,800 in Fiscal 2012, 2011 and 2010 respectively.

On December 26, 2008, the Company entered into an employment agreement with Mr. Higgins pursuant to which Mr. Higgins continued to serve as Chief Executive Officer of the Company. The original term of the agreement expired on December 31, 2012. The term is subject to automatic one year extensions starting on the second anniversary of the effective date unless prior written notice is given by the Mr. Higgins or the Company. Due to the automatic one year extensions, the current term of agreement expires on December 31, 2014, unless earlier terminated in accordance with its terms.

Under the agreement, is entitled to receive an annual base salary of $1,000,000 (or such larger amount as the Company’s Board of Directors may determine from time to time). Mr. Higgins agreed to reduce his salary to $800,000. Under the agreement, Mr. Higgins will be eligible for bonuses under the Company’s executive bonus plan, under which Mr. Higgins will have an annual bonus opportunity based on the achievement of certain performance criteria as approved by the Board of Directors. Under the agreement, the Board of Directors may also determine to pay Mr. Higgins compensation in excess of the required base salary and bonus. He is entitled to participate in all incentive, savings, retirement, welfare and such other employee benefit programs as are generally in effect for the Company’s executive employees and is also entitled to reimbursement for or payment of certain travel and other expenses.

Mr. Higgins has agreed to certain confidentiality, non-competition and non-solicitation provisions. In addition, he shall be entitled to gross-up payments in the event excise taxes on payments or benefits made to him are imposed under Section 4999 of the Internal Revenue Code or any similar state or local tax law. The agreement also provides for indemnification during the contract period and for a period of five years thereafter.

Mr. Higgins’ employment agreement provides that, in the event of his termination by reason of death or disability (as defined in the agreement), the executive (or in the case of death, the executive’s spouse or estate) shall be entitled to receive: (i) earned but unpaid base salary; (ii) reimbursement for expenses incurred prior to termination; (iii) payment for accrued but unused vacation; and (iv) the annual bonus for the fiscal year of termination in an amount determined by the Compensation Committee based on the achievement of performance goals for the fiscal year but pro-rated to reflect the number of days in the fiscal year through the date of termination. Following a termination by reason of disability, he will also receive an amount equal to two times his base salary for the period from the date of termination through the six month anniversary of the date of termination.

In the event of his termination by the Company for cause (as defined in the agreement) or by the executive for any reason other than good reason (as defined in the agreement), the Company’s remaining obligations under the agreement shall terminate.

In the event of his termination by the Company for any reason other than cause, death or disability or by the executive for good reason, Mr. Higgins shall be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; (ii) reimbursement for expenses incurred prior to termination; and (iii) an amount equal to two times his base salary for the period from the date of termination until the latest of (A) the third anniversary of the effective date of the agreement, (B) the end of the contract period or (C) one year after the date of termination, payable over such period in accordance with the regular payroll practices of the Company. In addition, the Mr. Higgins (and his dependents) will be entitled to continue participation in the Company’s medical, dental and vision care plans until the latest of (x) the third anniversary of the effective date; (y) the end of the contract period or (z) one year after the date of termination, provided, however, that such participation shall cease on any earlier date that Mr. Higgins becomes eligible for substantially similar benefits from a subsequent employer.

The Company has severance guidelines that are applicable to officers, including the named executive officers, who are not party to an employment agreement. Under those guidelines, which are subject to review and amendment by the Committee from time to time, an officer whose employment is terminated by the Company as a result of a reduction in force, position elimination or a failure to keep pace with the strategic demands of his or her position and who executes a release in the form requested by the Company is generally entitled to continue to receive one week of salary continuation, and continued participation in other benefit plans, for each year of service, with a minimum of 13 weeks and a maximum of 26 weeks for Vice President level officers.

In addition, unvested equity awards vest upon death, disability or a change of control pursuant to the terms of the 2005 Long Term Incentive Plan and applicable award agreements.

Mark Higgins, the son of Robert J. Higgins was employed with the Company as Vice President—Merchandising Video, Video Games, Electronics and Accessories. During the 2012 fiscal year, Mark Higgins received $339,000 in cash compensation.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our affiliates, our subsidiaries, our or our subsidiaries’ directors or executive officers, our control persons or any other person ultimately in control of us have effected any transactions involving Shares of our common stock during the 60 days prior to the date of this document, except that John Anderson, Bruce Eisenberg, Mike Manske and Steve Murray, each an executive officer of the Company, received stock option grants under the New Plan (as defined below) of 20,000, 50,000, 25,000 and 50,000, respectively on June 21, 2013.

Stock Award Plans. The Company has five employee stock award plans, the 1994 Stock Option Plan, the 1998 Stock Option Plan, the 1999 Stock Option Plan and the 2002 Stock Option Plan (the “Old Plans”); and the 2005 Long Term Incentive and Share Award Plan (the “New Plan”). Additionally, the Company had a stock award plan for non-employee directors (the “1990 Plan”). The Company no longer issues stock options under the Old Plans.

As of May 4, 2013, stock awards authorized for issuance under the Company’s plans total 20.6 million. There are certain authorized stock award plans for which the Company no longer grant awards. Of these awards authorized for issuance, 3.1 million were granted and are outstanding, 2.4 million of which were vested and exercisable. Awards available for future grants at May 4, 2013 were 2.7 million.

Total stock-based compensation expense recognized in the condensed consolidated statements of operations for the thirteen weeks ended May 4, 2013 and April 28, 2012 was $99,000 and $67,000, respectively, before income taxes. No deferred tax benefit was recorded against stock-based compensation expense for the thirteen weeks ended May 4, 2013 and April 28, 2012.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Tender Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Shares as contemplated by the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Tender Offer to accept Shares for payment and pay for Shares is subject to conditions. See Section 7.

13. Certain U.S. Federal Income Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences relevant to the Tender Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended

(the “Code”), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the U.S. federal income tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as “capital assets” within Section 1221 of the Code (generally, property held for investment) and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, Non-U.S. Holders (as defined below), partnerships or other pass-through entities or persons who hold Shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction). In particular, different rules may apply to Shares acquired as compensation. This discussion does not consider the effect of any alternative minimum taxes, any state, local or foreign tax laws or any U.S. tax considerations (e.g., estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to holders of Shares. In addition, this discussion does not address the tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer.

We have not sought, and we do not expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of Shares pursuant to the Tender Offer or that any such position would be sustained.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is an individual, corporation, estate or trust that is not a U.S. Holder for United States federal income tax purposes.

The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for United States federal income tax purposes that holds our Shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding our Shares should consult their tax advisors about the United States federal income tax consequences of a sale of Shares pursuant to the Tender Offer.

Beneficial owners of Shares who are Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Tender Offer and should also see Section 3 for a discussion of the applicable withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Non-Participation in the Tender Offer. Holders of Shares who do not participate in the Tender Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Tender Offer.

Exchange of Shares Pursuant to the Tender Offer by U.S. Holders. An exchange of Shares for cash pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Tender Offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Section 302 Tests. Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a “complete termination” of such U.S. Holder’s entire equity interest in us under Section 302(b)(3) of the Code, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code (collectively, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take into account both our stock owned directly by the U.S. Holder and our stock that such U.S. Holder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns none of our Shares either actually or constructively immediately after the Shares are exchanged pursuant to the Tender Offer, or (ii) the U.S. Holder actually owns none of our Shares immediately after the exchange of Shares for cash pursuant to the Tender Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the Tender Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under the procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver. An exchange of Shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares actually and constructively owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such U.S. Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who is not a member of our Board of Directors or senior management should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the Section 302 Tests in their particular circumstances.

Sale or Exchange Treatment. If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were exchanged exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes. Long-term capital gain recognized by a noncorporate U.S. Holder is generally subject to U.S. federal income tax at a reduced rate. Gain or loss must be determined separately for blocks of Shares acquired at different times or at different prices. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the U.S. Holder’s allocable portion of our current and accumulated earnings and profits. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent, generally, of the U.S. Holder’s basis in the Shares exchanged, and any remainder will be treated as capital gain. Any such gain will be capital gain and generally will be long-term capital gain if the U.S. Holder’s holding period for the Shares that were exchanged exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes. Provided certain holding period and other requirements are satisfied, non-corporate U.S.

Holders generally will be subject to U.S. federal income tax at a reduced rate on amounts treated as “qualified dividends” under the Code without reduction for the tax basis of the Shares exchanged. To the extent that a purchase of a U.S. Holder’s Shares by us in the Tender Offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased Shares will be added to any Shares retained by the U.S. Holder.

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable exceptions and limitations); and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders pursuant to the Tender Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of U.S. federal income tax withholding and backup withholding.

14. Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Tender Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Tender Offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Tender Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a Tender Offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the Tender Offer or the information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the Tender Offer, if necessary, so that the Tender Offer remains open for at least five business days following such change. If (i) we increase the maximum price to be paid for Shares above $5.10 or decrease the price to be paid per Share below $4.50 per Share or otherwise change the price range to be paid for Shares or increase or decrease the value of Shares being sought in the Tender Offer (but, in the case of an increase, only if we increase the value of Shares being sought by more than 2% of our outstanding Shares) and (ii) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the Tender Offer will be extended until the expiration of such period of ten business days.

15. Fees and Expenses.

We have retained Wells Fargo Securities, LLC to act as the Dealer Manager in connection with the Tender Offer and to provide financial advisory services in connection with the Tender Offer. The Dealer Manager will receive customary fees for its services. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred by it in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Tender Offer, including liabilities under the federal securities laws. Wells Fargo Securities, LLC has rendered various investment banking and other services to us in the past and may continue to render such services, for which it has received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, Wells Fargo Securities, LLC and its affiliates may hold positions, for their own accounts or on behalf of their customers, in our securities. We have entered into a credit facility with an entity affiliated with Wells Fargo Securities, LLC.

We have retained Georgeson Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Tender Offer. The Information Agent may contact holders of Shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Tender Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if shareholders tender Shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this document and Instruction 7 in the Letter of Transmittal.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Tender Offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

July 1, 2013.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Registered, Certified Mail or Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other Tender Offer Materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310

Banks and Brokerage Firms Please Call Toll Free: (800) 223-2064
All Others Call Toll Free: (800) 676-0098

The Dealer Manager for the Tender Offer is:

Wells Fargo Securities, LLC
375 Park Avenue
New York, New York 10152
Call: (212) 214-6400
Call Toll Free: (877) 450-7515